Exhibit 99.1
Wayfair Appoints Diana Frost to Board of Directors

Global Chief Growth Officer Diana Frost of Kraft Heinz brings significant expertise in portfolio transformation, global marketing excellence and public company leadership

BOSTON, February 14, 2025 – Wayfair Inc. (NYSE: W), the destination for all things home, today announced the appointment of Diana Frost to its board of directors, effective immediately. Frost, a seasoned executive with extensive experience in consumer brands, currently serves as Global Chief Growth Officer at Kraft Heinz.

“We are delighted to welcome Diana to our board of directors,” said Niraj Shah, CEO, co-founder, and co-chairman of Wayfair. “Diana’s deep expertise in brand strategy, innovation, and consumer engagement will bring invaluable insights to our goal of making it easy for customers to create a home that is just right for them. Her leadership and proven track record in driving growth at some of the world’s most recognized consumer brands make her a fantastic addition to our board.”

As Global Chief Growth Officer at Kraft Heinz, Frost oversees enterprise strategy, marketing excellence and capabilities, and innovation which encompasses insights, analytics and R&D. Diana has brought together these pillars to build a global growth and innovation engine that has played a critical role in the company’s transformation.

“I’m thrilled to join Wayfair’s board at such a pivotal moment for the company,” said Frost. “Wayfair is a leader in redefining how people shop for their homes, and I look forward to contributing my experience in disruptive innovation, brand growth and consumer insights to support the company’s continued success.”

Prior to joining Kraft Heinz, Frost spent nearly 13 years at Mars, Incorporated, where she held several leadership positions across multiple categories. She began her career at PepsiCo and holds a BBA from Ivey Business School at Western University.

About Wayfair

Wayfair is the destination for all things home, and we make it easy to create a home that is just right for you. Whether you’re looking for that perfect piece or redesigning your entire space, Wayfair offers quality finds for every style and budget, and a seamless experience from inspiration to installation.

Wayfair’s family of brands includes:

● Wayfair: Every style. Every home.
● AllModern: Modern made simple.
● Birch Lane: Classic style for joyful living.
● Joss & Main: The ultimate style edit for home.
● Perigold: The destination for luxury home.
● Wayfair Professional: A one-stop Pro shop.

Wayfair generated $11.8 billion in net revenue for the twelve months ended September 30, 2024 and is headquartered in Boston, Massachusetts with global operations.

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Wayfair Media Relations: Tara Lambropoulos PR@wayfair.com
Wayfair Investor Relations: James Lamb IR@wayfair.com